October 8, 2009

Pat Robinson
Hand Delivered

Re: Separation Agreement and General Release

Dear Pat:

This letter when signed by you, will constitute the full agreement between you and Newell Rubbermaid (“the Company”) concerning the terms of your employment and eventual separation from employment (“Agreement”).

1.	Your employment with the Company will be reduced beginning 11:59 PM, December 31, 2009. During your reduced level of employment you will continue to be entitled to the benefits described in Section 2 below. Thereafter, your employment with the Company will be terminated effective 11:59 PM, September 30, 2010 (“Separation Date”).

2.	In consideration of your acceptance of this Agreement and your execution and non-revocation of the attached Supplemental Separation Agreement and Release (“Supplemental Release”) (attached as Exhibit A), you will be entitled to the following items during your reduced level of employment from January 1, 2010 through the Separation Date:

(a)	The Company shall provide you with a base salary of $345,967 payable over your 9 months of employment in 2010 at such intervals as salaries are paid by the Company to its executive employees, but not less frequently than semi-monthly. You agree to work in whatever capacity as directed by the Company until the Separation Date, which the parties agree shall be at a rate of more than 20% of the rate of service you provided to the Company since January 1, 2007. If your employment is terminated by the Company for cause before the Separation Date, you will not be entitled to any additional payments under this Section 2(a), and you will not be entitled to any severance under any plan or program maintained by the Company.

(b)	Your period of employment provided hereunder will be counted for purposes of satisfying the age and service requirements under the 2008 Deferred Compensation Plan so that your SERP Cash Account under the 2008 Deferred Compensation Plan may be paid at the time and in the form of payment that you have elected in accordance with the terms of the 2008 Deferred Compensation Plan.

(c)	You will be eligible to receive a SERP Cash Account Credit for 2009 under the 2008 Deferred Compensation Plan in an amount and at such time as provided under the terms of the 2008 Deferred Compensation Plan. You will not be entitled to a credit to your SERP Cash Account for 2010.

(d)	You will remain eligible to receive a bonus under the Management Cash Bonus Plan for the 2009 performance period based on satisfaction of applicable performance criteria. Such bonus shall be paid in accordance with the terms of the Management Cash Bonus Plan. You will not be eligible to participate in the Management Cash Bonus Plan or in any other long-term or annual incentive plan for performance periods commencing in 2010.

(e)	You will not accrue vacation during your reduced level of employment.

(f)	You will not receive Credited Service under the Newell Rubbermaid Supplemental Executive Retirement Plan during the reduced level of employment.

Except as otherwise provided herein, you shall be entitled to participate in all benefit plans adopted for the general benefit of the Company’s employees, such as pension plans, medical plans (including dental coverage) and group or other insurance plans to the extent that you otherwise are and remain eligible to participate therein, and subject to the same employee contribution rates that apply to employees.

3.	In consideration of your acceptance of this Agreement, you will be entitled to the following payments and benefits on or after the Separation Date, provided you do not resign or the Company does not terminate your employment for cause prior to the Separation Date. If the Company terminates your employment without cause prior to the Separation Date, you shall remain entitled to the benefits provided in this Section 3, provided you execute, and do not revoke, the Supplemental Release.

(a)	Your interest in your SERP Cash Account, including the 2009 contribution noted above, will become 100% vested (to the extent not already vested) on the 8th day after you have signed and not revoked the Supplemental Release.

(b)	Your 2007 grant of 13,787 shares of restricted stock under the Newell Rubbermaid Inc. Long Term Incentive Plan (“LTIP”) will become 100% vested on February 6, 2010 in accordance with the terms of the LTIP and related award agreement.

(c)	If you sign the Supplemental Release on September 30, 2010, then your 2008 grant of 9,842 shares of restricted stock that were granted February 13, 2008 under the LTIP (“LTIP Shares”) will become 100% vested on the 8th day after the Separation Date. If you sign the Supplemental Release on any date after September 30, 2010, then the LTIP Shares will become 100% vested on the 8th day after you have signed and not revoked the Supplemental Release.

(d)	You will be eligible to receive shares for the 49,500 restricted stock units (“RSUs”) granted to you on February 11, 2009 under the LTIP. The 49,500 RSUs will become vested on your Separation Date and will be settled for stock, subject to the requirements of Section 12 of this Agreement, at the time provided under the 2009 RSU award agreement, but in no event before the 8th day after you sign and do not revoke the Supplemental Release. If the Supplemental Release has not been signed and become irrevocable by October 30, 2010, you will forfeit the 49,500 RSUs.

(e)	Your stock options granted under the 1993 and 2003 Stock Option Plans will continue to vest through your Separation Date in accordance with the terms of the applicable stock option agreement as though you remained a full-time employee through the Separation Date. All of your stock options granted under the 1993 or 2003 Stock Option Plans that will have become vested as of your Separation Date will be exercisable until the earlier of: (i) September 30, 2011 and (ii) the 10th anniversary of the date of the original grant. All of your stock options granted under the 1993 or 2003 Stock Option Plans that are not vested as of your Separation Date will remain outstanding and become 100% vested on February 11, 2012. Your options that vest on February 11, 2012 will be exercisable until the earlier of: (i) February 11, 2013 and (ii) the 10th anniversary of the date of the original grant.

(f)	As additional consideration for your acceptance of this Agreement, the Company will continue to provide group health benefits and dental benefits to you and, if applicable, your dependents, at the same cost it charges its employees. Assuming you continue to pay the required contributions, this continued medical and dental coverage will expire on the earlier of your sixty-fifth (65th) birthday or the date you become eligible for government-sponsored similar coverage. The Company, in its sole discretion, may elect to purchase separate health and/or dental insurance for you and your spouse, provided said insurance contains similar terms and conditions. The Company reserves the right to change the benefits provided or your contribution amount, consistent with changes applicable to the Company’s employees generally.

(g)	You may purchase your Company-leased car within 30 days of the Separation Date at its then black-book price.

(h)	Upon your termination of employment on the Separation Date, you will be entitled to the benefits provided under this Section 3, and you will not be entitled to any other severance benefit under any plan or program maintained by the Company. Except as stated above, all other benefits, bonuses and compensation will end on the Separation Date. However, this Agreement does not affect any existing vested rights that you may have in the Company’s bonus, deferred compensation, pension, retirement and/or 401(k) plans. You will receive, under separate cover, information regarding your rights and options, if any, under said plans.

4.	In consideration of the payments and benefits provided to you above, to which you are not otherwise entitled and the sufficiency of which you acknowledge, you agree:

(a)	On behalf of yourself and your heirs, administrators, executors and assigns, you hereby fully, finally and unconditionally release and forever discharge the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to your past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, and all claims arising under the laws of Georgia, including the Georgia Equal Pay Act, Ga. Code Ann. §34-5-3 et seq., Georgia Equal Employment for Persons with Disabilities Code, Ga. Code Ann. §34-6A-1, Georgia law on age discrimination, Ga. Code Ann. §34-1-2 (collectively “Released Claims”); provided, however, that nothing herein shall release the Company of its obligations to you under this Separation Agreement or any indemnification obligations to you under the Company’s bylaws, certificate of incorporation, or Delaware law. Subject to applicable law, you also warrant that you have not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to the Released Claims. You understand and agree that this release includes a release of all Released Claims arising on or before the day you sign this Agreement whether known or unknown.

You further acknowledge, agree and are hereby informed that this Agreement includes a release of claims for age discrimination arising under the Age Discrimination in Employment Act, as amended.

You recognize and understand that the foregoing is a general release by which you are giving up the opportunity to obtain compensation, damages, and other forms of relief for yourself. This Agreement, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or your right to assist with or participate in that process. By signing this Agreement, however, you waive any right to personally recover against the Released Parties, and you give up the opportunity to obtain compensation, damages or other forms of relief for you other than that provided in this Agreement.

(b)	You recognize and agree that in exchange for the consideration provided in this Agreement that you hereby agree to execute and not revoke the Supplemental Release. You further agree that the consideration identified in this Agreement is specifically identified as consideration for the Supplemental Release, the sufficiency of which you hereby acknowledge.

5.	Non-Competition and Non-Solicitation

(a)	The Company. The Company is a global marketer of consumer and commercial products.

(b)	Your Job Duties. You agree that as the Company’s Chief Financial Officer, your primary job duty during your entire tenure with the Company was the management of the Company’s finances including, but not limited to, overseeing the Company’s quarterly and annual financial reporting obligations, and that you are regularly exposed to trade secrets, confidential, and proprietary information in addition to financial records. You agree that the business of the Company extends to all 50 states and that during your employment with the Company you have gained competitive, confidential, trade secret, and proprietary information relating to the Company and its business in all 50 states. You further agree that disclosure or use of this information by you or by any other entity would lead to irreparable harm to the Company.

(c)	Employee’s Obligations

(i)	Non-Competition. Through the Separation Date, you agree that you will not perform the same or substantially the same job duties on behalf of a business or organization that competes with the Company. Further, you agree that Company operates on a global basis and this restriction is worldwide.

(ii)	Non-Solicitation. You agree that you previously entered into a Non-Solicitation Agreement with the Company in February 2006, attached hereto as Exhibit B, and that such agreement continues in full force and effect for a period of two years following the Separation Date. You further agree that the consideration in the Non-Solicitation Agreement is sufficient to support the obligations undertaken by you in that agreement. However, you further reaffirm those obligations in this Agreement and agree that the consideration provided in this Agreement is adequate consideration to reaffirm those obligations.

(d)	Reasonableness. You hereby acknowledge and agree that: (i) the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to you under this Agreement; and (ii) your ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

(e)	Injunctive Relief. You also recognize and agree that should you fail to comply with the restrictions set forth above regarding Non-Competition and/or Non-Solicitation, which restrictions you recognize are vital to the success of the Company’s business, the Company would suffer irreparable harm for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, you agree that in the event of the breach or threatened breach by you of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary and permanent injunctive relief. In the event the enforceability of any of the covenants in this section are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

6.	You understand and agree that this Agreement contemplates and memorializes an unequivocal, complete and final dissolution of your employment relationship with the Company on the Separation Date, and that, therefore, you will have no right to be reinstated to employment with or rehired by the Company after the Separation Date, and that after the Separation Date, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider you for employment. You further agree that you will not apply for employment with the Company or any Released Party at any time.

7.	You agree to return to the Company all of the Company’s property on or before the Separation Date, including, without limit, any electronic or paper documents and records and copies thereof that you received or acquired during your employment regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that you will not use the same for your own purpose. Unless required or otherwise permitted by law, you further agree that while you are considering this Agreement, through the Separation Date and at any time following the Separation Date, you will not disclose to any person, firm, or corporation or use for your own benefit any information regarding the following:

(a)	Any secret or confidential information obtained or learned by you in the course of your employment with Company with regard to the operational, financial, business or other affairs of Company or its subsidiaries, divisions, or parent companies including, without limitation, proprietary trade “know how” and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Company’s employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes; and

(b)	The benefits and terms of this Agreement, except that you may disclose this information to your spouse and your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you, provided that you first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the benefits and terms of this Agreement.

8.	Subject to applicable law, in the event that you breach any of your obligations under this Agreement, the Company is entitled to terminate your employment, stop any payments or other benefits provided hereunder and obtain all other relief provided by law or equity.

9.	It is agreed that neither you nor the Company, or any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Agreement, and that the parties have entered into this Agreement simply to resolve your employment relationship in an amicable manner. While considering this Agreement and at all times thereafter, you agree to act in a professional manner and not make any disparaging or negative statements regarding the Company, or its affiliated companies, and their officers, directors and employees, or to otherwise act in any manner that would damage the business reputation of the same.

10.	Through the Separation Date and thereafter, you agree, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. You also agree to assist the Company and its counsel in prosecuting or defending against any litigation, complaints or claims against or involving the Company or its affiliates. The Company shall pay your necessary travel costs and expenses in the event it requires you to assist it under this paragraph. All expense reimbursements must be submitted within 30 days of the date the expense is incurred and the Company will reimburse such expenses within 30 days of the date you submit your expenses for reimbursement.

11.	You acknowledge and agree that this Agreement sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to you to enter into this Agreement except as expressly set forth herein, and that the provisions of this Agreement are severable such that if any part of the Agreement is found to be unenforceable, the other parts shall remain fully valid and enforceable.

12.	It is the Company’s intent that this Agreement be exempt from the application of, or otherwise complies with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). Notwithstanding any other provision of this Agreement to the contrary, and to the extent required to comply with Section 409A, the payments and benefits provided by the Agreement shall be paid in accordance with the following provisions:

(a)	Medical and Dental Benefits. The medical and dental benefits provided in Section 3(f) are intended to be exempt from Section 409A pursuant to the requirements of Treasury Regulation Sections 1.409A-1(b)(9)(v)(B) and (C) regarding the payment and reimbursement of medical and dental benefits within 18 months of a termination of employment. To the extent these benefits are taxable and are provided more than 18 months after your Separation Date, such benefits shall comply with the following requirements: (i) the reimbursement of an eligible expense must be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, (ii) the benefits provided in Section 3(f) may not be exchanged for cash or another benefit, and (iii) benefits payable or provided under Section 3(f) in one year may not affect the amount of benefits payable or provided in another year.

(b)	Delay of Payment to a Specified Employee. To the extent that you are a “specified employee” (within the meaning of the Company’s policy for tracking specified employees under Section 409A) on the applicable date, then, subject to any permissible acceleration of payment by the Company under Section 409A, any amount or benefit payable hereunder that constitutes “deferred compensation” (within the meaning of Section 409A) shall be accumulated through and paid or provided on the first day of the seventh month following your separation from service as defined under Section 409A (or, if you die during such period, within 30 days after your death) (in either case, the “Required Delay Period”) and the normal payment schedule for any remaining payments will resume at the end of the Required Delay Period. Each salary payment under Section 2(a) of this Agreement, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(c)	Administration. The payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company and its affiliates nor their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or other taxpayer as a result of this Agreement.

13.	This Agreement supersedes and replaces all prior agreements regarding the same subject matter.

14.	You are hereby advised in writing to consult an attorney prior to executing this Agreement. You have twenty-one (21) days from your receipt of this letter to accept the terms of this Agreement. You may accept and execute this Agreement within those 21 days.

If you accept the terms of this Agreement, please date and sign this letter and return it to me. Once you execute this Agreement, you have seven (7) days in which to revoke in writing your acceptance by providing the same to me, and such revocation will render this Agreement null and void. If you do not revoke your acceptance in writing and provide it to me by midnight on the seventh day, this Agreement shall be effective the day after the seven-day revocation period has elapsed.

Sincerely,

/s/ Jim Sweet
Jim Sweet
Executive Vice President and Chief Human Resources Officer

By signing this letter, I represent and warrant that I have not been the victim of age or other discrimination or wrongful treatment in my employment and the termination thereof. I further acknowledge that the Company advised me in writing to consult with an attorney, that I had at least twenty-one (21) days to consider this Agreement, that I received all information necessary to make an informed decision and I had the opportunity to request and receive additional information, that I understand and agree to the terms of this Agreement, that I have seven (7) days in which to revoke my acceptance of this Agreement, and that I am signing this Agreement voluntarily with full knowledge and understanding of its contents.

Dated: October 8, 2009
Name: /s/ J. Patrick Robinson
Pat Robinson

EXHIBIT A

SUPPLEMENTAL SEPARATION AGREEMENT AND RELEASE

This Supplemental Separation Agreement and Release (“Supplemental Release”) is hereby entered into by Pat Robinson (“Employee”) and Newell Rubbermaid (“Company”).

WHEREAS, Employee and the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) on        whereby Employee was employed on a reduced employment basis from January 1, 2010 until September 30, , 2010 (the “Separation Date”), and Employee agreed to sign this Supplemental Release at the conclusion of his employment;

WHEREAS, Employees’ employment with the Company has ended;

NOW, THEREFORE, Employee and the Company intending to be bound hereby agree:

1. As consideration of Employee’s acceptance of this Supplemental Release, Employee will receive the following:

a. Employee will be eligible to receive a SERP Cash Account Credit for 2009 under the 2008 Deferred Compensation Plan in an amount and at such time as provided under the terms of the 2008 Deferred Compensation Plan. Employee will not be entitled to a credit to his SERP Cash Account for 2010. For the avoidance of doubt, Employee’s service for the period from January 1, 2010 through September 30, 2010 will be counted for purposes of satisfying the age and service requirements under the 2008 Deferred Compensation Plan so that his SERP Cash Account under the 2008 Deferred Compensation Plan may be paid at the time and in the form of payment that he had elected in accordance with the terms of the 2008 Deferred Compensation Plan.

b. Employee will remain eligible to receive a bonus under the Management Cash Bonus Plan for the 2009 performance period based on satisfaction of applicable performance criteria. Such bonus shall be paid in accordance with the terms of the Management Cash Bonus Plan. Employee will not be eligible to participate in the Management Cash Bonus Plan or in any other long-term or annual incentive plan for the 2010 performance period.

c. Employee’s interest in Employee’s SERP Cash Account, including the 2009 contribution noted above, will become 100% vested on the 8th day after Employee signs and does not revoke this Supplemental Release.

d. Employee’s 2008 grant of 9,842 shares of restricted stock that were granted February 13, 2008 under the LTIP will become 100% vested on the later to occur of: (1) the 8th day after the Separation Date; or (2) the 8th day after Employee has signed and not revoked this Supplemental Release.

e. Employee will be eligible to receive shares for the 49,500 restricted stock units (“RSUs”) granted to the Employee on February 11, 2009 under the LTIP. The 49,500 RSUs became vested on the Separation Date and will be settled, subject to the requirements of Section 12 of the Separation Agreement, at the time provided under the 2009 RSU award agreement, but in no event before the 8th day after Employee signs and does not revoke this Supplemental Release. If the Supplemental Release has not been signed and become irrevocable by October 30, 2010, Employee will forfeit the 49,500 RSUs.

f. Employee’s stock options granted under the 1993 and 2003 Stock Option Plans will continue to vest through the Separation Date in accordance with the terms of the applicable stock option agreement as though Employee remained a full-time employee through the Separation Date. All of Employee’s stock options granted under the 1993 or 2003 Stock Option Plans that will have become vested as of Employee’s Separation Date will be exercisable until the earlier of: (i) September 30, 2011 and (ii) the 10th anniversary of the date of the original grant. All of Employee’s stock options granted under the 1993 or 2003 Stock Option Plans that are not vested as of the Employee’s Separation Date will remain outstanding and become 100% vested on February 11, 2012. Employee’s options that vest on February 11, 2012 will be exercisable until the earlier of: (i) February 11, 2013 and (ii) the 10th anniversary of the date of the original grant.

g. The Company will continue to provide group health benefits and dental benefits to Employee and, if applicable, Employee’s dependents, at the same cost it charges its other employees. Assuming Employee continues to pay the required contributions, this continued medical and dental coverage will expire on the earlier of Employee’s sixty-fifth (65th) birthday or the date the Employee becomes eligible for government-sponsored similar coverage. The Company, in its sole discretion, may elect to purchase separate health and/or dental insurance for the Employee and his spouse, provided said insurance contains similar terms and conditions. The Company reserves the right to change the benefits provided or Employee’s contribution amount, consistent with changes applicable to the Company’s employees generally.

h. Employee may purchase Employee’s Company-leased car within 30 days of the Separation Date at its then black-book price.

2. In consideration of the payments and benefits provided to Employee, to which Employee is not otherwise entitled and the sufficiency of which Employee acknowledges, Employee agrees on behalf of himself and his heirs, administrators, executors and assigns, Employee hereby fully, finally and unconditionally releases and forever discharges the Company and its parent, subsidiary and affiliated entities and all their former and present officers, directors, shareholders, employees, trustees, fiduciaries, administrators, attorneys, consultants, agents, and other representatives, and all their respective predecessors, successors and assigns (collectively “Released Parties”), in their corporate, personal and representative capacities, from any and all obligations, rights, claims, damages, costs, attorneys’ fees, suits and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable under any local, state or federal common law, constitution, statute or ordinance, which arise from or relate to Employee’s past employment with the Company or the termination thereof, or any past actions or omissions of the Company or any of the Released Parties, including without limitation, rights and claims arising under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act of 1967, as amended, and all claims arising under the laws of Georgia, including the Georgia Equal Pay Act, Ga. Code Ann. §34-5-3 et seq., Georgia Equal Employment for Persons with Disabilities Code, Ga. Code Ann. §34-6A-1, Georgia law on age discrimination, Ga. Code Ann. §34-1-2 (collectively “Released Claims”); provided, however, that nothing herein shall release the Company of its obligations to Employee under this Supplemental Release or any indemnification obligations to Employee under the Company’s bylaws, certificate of incorporation, or Delaware law. Subject to applicable law, Employee also warrants that Employee has not filed or sued and will not sue or file any actions against the Company or any of the Released Parties with respect to the Released Claims. Employee understands and agrees that this release includes a release of all Released Claims arising on or before the day Employee signs this Supplemental Release whether known or unknown.

Employee further acknowledges, agrees and is hereby informed that this Supplemental Release includes a release of claims for age discrimination arising under the Age Discrimination in Employment Act, as amended.

Employee recognizes and understands that the foregoing is a general release by which Employee is giving up the opportunity to obtain compensation, damages, and other forms of relief for himself. This Supplemental Release, however, is not intended to and does not interfere with the right of any governmental agency to enforce laws or to seek relief that may benefit the general public, or Employee’s right to assist with or participate in that process. By signing this Supplemental Release, however, Employee waives any right to personally recover against the Released Parties, and Employee gives up the opportunity to obtain compensation, damages or other forms of relief for himself other than that provided in this Supplemental Release.

3. Non-Competition and Non-Solicitation

a. The Company. The Company is a global marketer of consumer and commercial products.

b. Job Duties. Employee agrees that as the Company’s Chief Financial Officer, his primary job duty during his entire tenure with the Company was the management of the Company’s finances including, but not limited to, overseeing the Company’s quarterly and annual financial reporting obligations, and that Employee is regularly exposed to trade secrets, confidential, and proprietary information in addition to financial records. Employee agrees that the business of the Company extends to all 50 states and that during his employment with the Company he have gained competitive, confidential, trade secret, and proprietary information relating to the Company and its business in all 50 states. Employee further agrees that disclosure or use of this information by him or by any other entity would lead to irreparable harm to the Company.

c. Employee’s Obligations. Employee agrees that he previously entered into a Non-Solicitation Agreement with the Company in February 2006, attached hereto as Exhibit B, and that such agreement continues in full force and effect for a period of two years following the Separation Date. Employee further agrees that the consideration in the Non-Solicitation Agreement is sufficient to support the obligations undertaken by Employee in that agreement. However, Employee further reaffirms those obligations in this Supplemental Release and agree that the consideration provided in this Supplemental Release is adequate consideration to reaffirm those obligations.

d. Reasonableness. Employee hereby acknowledges and agrees that: (i) the restrictions provided in this section are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to Employee under this Supplemental Release; and (ii) Employee’s ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

e. Injunctive Relief. Employee also recognizes and agrees that should Employee fail to comply with the restrictions set forth above regarding Non-Competition and/or Non-Solicitation, which restrictions Employee recognizes are vital to the success of the Company’s business, the Company would suffer irreparable harm for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. Therefore, Employee agrees that in the event of the breach or threatened breach by Employee of any of the terms and conditions of this Supplemental Release, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court and to secure immediate temporary, preliminary and permanent injunctive relief. In the event the enforceability of any of the covenants in this section are challenged in court, the applicable time period as to such covenant shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Supplemental Release until the dispute is finally resolved and all periods of appeal have expired.

4. Employee understands and agrees that this Supplemental Release contemplates and memorializes an unequivocal, complete and final dissolution of Employee’s employment relationship with the Company on the Separation Date, and that, therefore, Employee will have no right to be reinstated to employment with or rehired by the Company after the Separation Date, and that after the Separation Date, the Company and its affiliated and related entities and their successors and assigns shall have no obligation to consider Employee for employment. Employee further agrees that he will not apply for employment with the Company or any Released Party at any time.

5. Employee agree to return to the Company all of the Company’s property on or before the Separation Date, including, without limit, any electronic or paper documents and records and copies thereof that Employee received or acquired during Employee’s employment regarding the Company’s practices, procedures, trade secrets, customer lists, or product marketing, and that Employee will not use the same for his own purpose. Unless required or otherwise permitted by law, Employee further agrees that while he is considering this Supplemental Release, through the Separation Date and at any time following the Separation Date, Employee will not disclose to any person, firm, or corporation or use for his own benefit any information regarding the following:

a. Any secret or confidential information obtained or learned by Employee in the course of his employment with Company with regard to the operational, financial, business or other affairs of Company or its subsidiaries, divisions, or parent companies including, without limitation, proprietary trade “know how” and secrets, financial information and models, customer lists, business, marketing, sales and acquisition plans, identity and qualifications of Company’s employees, sources of supply, pricing policies, proprietary operational methods, product specifications or technical processes; and

b. The benefits and terms of this Supplemental Release, except that Employee may disclose this information to Employee’s spouse and Employee’s attorney, accountant or other professional advisor to whom he must make the disclosure in order for them to render professional services to him, provided that Employee first advise them of this confidentiality provision and they also agree to maintain the confidentiality of the benefits and terms of this Supplemental Release.

6. Subject to applicable law, in the event that Employee breaches any of Employee’s obligations under this Supplemental Release, the Company is entitled to terminate Employee’s employment, stop any payments or other benefits provided hereunder and obtain all other relief provided by law or equity.

7. It is agreed that neither Employee nor the Company, or any of its officers, directors or employees, make any admission of any failing or wrongdoing or violation of any local, state or federal law by entering into this Supplemental Release, and that the parties have entered into this Supplemental Release simply to resolve Employee’s employment relationship in an amicable manner. While considering this Supplemental Release and at all times thereafter, Employee agrees to act in a professional manner and not make any disparaging or negative statements regarding the Company, or its affiliated companies, and their officers, directors and employees, or to otherwise act in any manner that would damage the business reputation of the same.

8. Through the Separation Date and thereafter, Employee agrees, upon reasonable notice, to advise and assist the Company and its counsel in preparing such operational, financial and other reports, or other filings and documents, as the Company may reasonably request, and otherwise cooperate with the Company and its affiliates with any request for information. Employee also agrees to assist the Company and its counsel in prosecuting or defending against any litigation, complaints or claims against or involving the Company or its affiliates. The Company shall pay Employee’s necessary travel costs and expenses in the event it requires Employee to assist it under this paragraph. All expense reimbursements must be submitted within 30 days of the date the expense is incurred and the Company will reimburse such expenses within 30 days of the date Employee submits his expenses for reimbursement.

9. Employee acknowledges and agrees that this Supplemental Release sets forth the entire understanding between the parties concerning the matters discussed herein, that no promise or inducement has been offered to Employee to enter into this Supplemental Release except as expressly set forth herein, and that the provisions of this Supplemental Release are severable such that if any part of the Supplemental Release is found to be unenforceable, the other parts shall remain fully valid and enforceable.

10. It is Company’s intent that this Supplemental Release be exempt from the application of, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”). The payments and benefits provided under this Supplemental Release may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Supplemental Release is not warranted or guaranteed. Neither the Company and its affiliates nor their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee or other taxpayer as a result of this Supplemental Release.

11. This Supplemental Release supersedes and replaces all prior agreements regarding the same subject matter.

12. Employee is hereby advised in writing to consult an attorney prior to executing this Supplemental Release. Employee has twenty-one (21) days from his receipt of this Supplemental Release to accept the terms of this Supplemental Release. Employee may accept and execute this Supplemental Release within those 21 days.

If Employee accepts the terms of this Supplemental Release, please date and sign this Supplemental Release. Once Employee executes this Supplemental Release, Employee has seven (7) days in which to revoke in writing his acceptance by providing the same to me, and such revocation will render this Supplemental Release null and void. If Employee does not revoke his acceptance in writing and provide it to me by midnight on the seventh day, this Supplemental Release shall be effective the day after the seven-day revocation period has elapsed.

Newell Rubbermaid

Pat Robinson

EXHIBIT B

NON-SOLICITATION AGREEMENT

I acknowledge that: Newell Rubbermaid Inc. and its affiliated companies (collectively the “Company”) is engaged in a highly competitive and diverse business; it has expended, and will continue to expend, substantial amounts of time, money and effort in developing, perfecting and maintaining its position in the market place and in securing a stable, well-trained work force; and the Company desires to protect its legitimate business interests such that its work force will be used solely for the benefit of the Company and not in competition with or to the detriment of the Company.

In consideration of my continued employment and being eligible for participation in the Newell Rubbermaid Inc. Long Term Incentive Plan (“LTIP”), which I acknowledge is adequate and sufficient consideration for my promises set forth in this Agreement, I agree that during my employment and for a period of two (2) years thereafter, regardless of whether my separation is voluntary or involuntary or the reason therefor, I will not directly or indirectly, individually or on behalf of any person or entity, solicit or induce, or assist in any manner in the solicitation or inducement of, any employees of the Company, other than those in clerical or secretarial positions, to leave their employment with the Company, or any of its subsidiaries, affiliates, divisions or parent companies, or their successors or assigns, whether to accept employment with another person or entity or not to accept employment with another person or entity.

I understand that if I do not accept this Agreement by responding to the email to which it is attached, I will not be eligible to participate in the LTIP.

I further acknowledge and agree that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the necessity for the protection of the business and good will of the Company and the consideration provided to me under this Agreement; and (ii) my ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

I also recognize and agree that should I fail to comply with the restrictions set forth above, the Company would suffer substantial damage for which there is no adequate remedy at law due to the impossibility of ascertaining exact money damages. I therefore agree that in the event of the breach or threatened breach by me of any of the terms and conditions of this Agreement, the Company shall be entitled, in addition to any other rights or remedies available to it, to institute proceedings in a federal or state court to secure immediate temporary, preliminary and permanent injunctive relief without the posting of a bond. I additionally agree that if I am found to have breached my covenant in this Agreement, the two (2) year time period will not begin to run until after the breach has ended, and the Company will be entitled to recover all costs and attorney fees incurred by it in enforcing this Agreement.

I understand and agree that this Agreement shall be governed by the laws of the state where I was primarily located during my last twelve (12) months of employment with the Company. I additionally agree to submit to personal jurisdiction in the federal and state courts for that state, and that all suits arising between the Company and me must be brought in said courts, which will be the sole and exclusive venue for such claims.

OTHER AGREEMENTS

1. No Guarantee of Stock Grant or Employment. I understand, consent and agree that participation in the LTIP is subject to all terms and conditions of the Plan and the Newell Rubbermaid Inc. Stock Plan, and that this Agreement is not a guarantee of any particular grant of stock under the LTIP. I further understand this Agreement is not a guarantee of continued employment, and that my employment is at the will of the Company and me, which means that either I or the Company are free to terminate my employment at any time for any reason or no reason.

2. Binding Effect and Assignment. I understand that this Agreement shall be binding on any successor to the Company, whether by merger, consolidation, acquisition of all or substantially all of the Company’s assets or business or otherwise, as fully as if such successor were a signatory hereto. I also understand and agree that the Company may at any time without further action by me assign this Agreement to any successor or any of its affiliated companies. In the event of any such assignment, the assignee company shall succeed to all of the rights and obligations held by the Company under this Agreement. I additionally understand and agree that I may be requested or it may be necessary at times for me to be transferred between the companies that are affiliated with and comprise the Newell Rubbermaid Inc. group of companies. I therefore agree that in the event I am transferred to or become employed with another company that is part of said group of companies, this Agreement shall automatically be assigned to that company without any further action by me, and that I need not receive any additional consideration for this Agreement to be enforceable against me by the assignee.

3. Severability. I recognize and understand that if any one or more of the provisions contained in this Agreement shall, for any reason, be held to be illegal, invalid or unenforceable in any respect, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such provision or by its severance from this Agreement. I further agree that if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to geographic or durational scope, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it then shall appear.

4. Amendments and Waivers. I understand that this Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without an agreement in writing signed by both parties.

PLEASE ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT YOU WERE AFFORDED SUFFICIENT OPPORTUNITY BY THE COMPANY TO OBTAIN INDEPENDENT LEGAL ADVICE AT YOUR EXPENSE PRIOR TO EXECUTING THIS AGREEMENT, BY REPLYING TO THE EMAIL TO WHICH THIS AGREEMENT IS ATTACHED.